LLEHMAN XS TRUST
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-12N

TERMS AGREEMENT

Dated: June 27, 2007

To:	Structured Asset Securities Corporation, as Depositor under the Trust Agreement, dated as of June 1, 2007 (the “Trust Agreement”).

Re:	Underwriting Agreement Standard Terms, dated as of December 21, 2005 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).
Series Designation: Series 2007-12N.

Terms of the Series 2007-12N Certificates: Lehman XS Trust Mortgage Pass-Through Certificates, Series 2007-12N, Class 1-A1, Class 1-A2, Class 1-A3A, Class 1-A3B, Class 1-AX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-AX, Class 3-A1, Class 3-A2, Class 3-A3, Class 1-M1, Class 1-M2, Class 1-M3, Class 1-M4, Class 1-M5, Class 1-M6, Class 1-M7, Class 1-M8, Class 1-M9, Class 2-M1, Class 2-M2, Class 2-M3, Class 2-M4, Class 2-M5, Class 2-M6, Class 2-M7, Class 2-M8, Class 3-M1, Class 3-M2, Class 3-M3, Class 3-M4, Class 3-M5, Class 3-M6, Class 3-M7, Class 3-M8, Class 1-X, Class 2-X, Class 3-X, Class 1-AP, Class 2-AP, Class 3-AP, Class 1-C, Class 2-C, Class 3-C and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of two pools of conventional, first lien, hybrid, adjustable rate negative amortization, fully amortizing residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of approximately $1,317,638,481 (the “Mortgage Loans”). Only the Class 1-A1, Class 1-A2, Class 1-A3A, Class 1-A3B, Class 1-AX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-AX, Class 3-A1, Class 3-A2, Class 3-A3, Class 1-M1, Class 1-M2, Class 1-M3, Class 1-M4, Class 1-M5, Class 1-M6, Class 1-M7, Class 1-M8, Class 1-M9, Class 2-M1, Class 2-M2, Class 2-M3, Class 2-M4, Class 2-M5, Class 2-M6, Class 2-M7, Class 2-M8, Class 3-M1, Class 3-M2, Class 3-M3, Class 3-M4, Class 3-M5, Class 3-M6, Class 3-M7 and Class 3-M8 (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-133985.

Certificate Ratings: It is a condition of Closing that at the Closing Date Certificates are rated by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and by Moody’s Investors Service, Inc. (“Moody’s” and together with S&P, the “Rating Agencies”) in accordance with the below:

Class	S&P	Moody’s
1-A1	AAA	Aaa
1-A2	AAA	Aaa
1-A3A	AAA	Aaa
1-A3B	AAA	Aaa
1-AX	AAA	Aaa
2-A1	AAA	Aaa
2-A2	AAA	Aaa
2-A3	AAA	Aaa

Class	S&P	Moody’s
2-AX	N/A	Aaa
3-A1	AAA	Aaa
3-A2	AAA	Aaa
3-A3	AAA	Aaa
1-M1	AA+	Aaa
1-M2	AA	Aa1
1-M3	AA-	Aa1
1-M4	A+	Aa2
1-M5	A	Aa3
1-M6	A-	A1
1-M7	BBB+	A2
1-M8	BBB	A3
1-M9	BBB-	Baa2
2-M1	AA+	Aa2
2-M2	AA	Aa3
2-M3	AA-	A1
2-M4	A+	A2
2-M5	A	A3
2-M6	BBB+	Baa1
2-M7	BBB-	Baa1
2-M8	BB-	Baa3
3-M1	AA+	Aa1
3-M2	AA	Aa2
3-M3	AA-	Aa3
3-M4	A+	A1
3-M5	A	A2
3-M6	A-	A3
3-M7	BBB+	Baa1
3-M8	N/A	Baa3

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: June 1, 2007.

Closing Date: 10:00 A.M., New York time, on or about June 29, 2007. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: ___________________________ Name: Nicholas Stimola Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By: _____________________________ Name: Michael C. Hitzmann Title: Senior Vice President

Schedule 1

Class	Initial Certificate Principal or Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage	Approximate Amount Purchased by Lehman Brothers Inc.
1-A1	$304,780,000	Variable(2)	100%	$304,780,000
1-A2	$107,726,000	Variable(2)	100%	$107,726,000
1-A3A	$215,925,000	Variable(2)	100%	$215,925,000
1-A3B	$23,992,000	Variable(2)	100%	$23,992,000
1-AX	$652,423,000	Variable(2)	100%	$652,423,000
2-A1	$232,912,000	Variable(2)	100%	$232,912,000
2-A2	$88,857,000	Variable(2)	100%	$88,857,000
2-A3	$35,752,000	Variable(2)	100%	$35,752,000
2-AX	$357,521,000	Variable(2)	100%	$357,521,000
3-A1	$123,204,000	Variable(2)	100%	$123,204,000
3-A2	$ 46,818,000	Variable(2)	100%	$ 46,818,000
3-A3	$18,891,000	Variable(2)	100%	$18,891,000
1-M1	$20,637,000	Variable(2)	100%	$20,637,000
1-M2	$12,671,000	Variable(2)	100%	$12,671,000
1-M3	$5,068,000	Variable(2)	100%	$5,068,000
1-M4	$5,430,000	Variable(2)	100%	$5,430,000
1-M5	$5,068,000	Variable(2)	100%	$5,068,000
1-M6	$3,620,000	Variable(2)	100%	$3,620,000
1-M7	$3,620,000	Variable(2)	100%	$3,620,000
1-M8	$3,620,000	Variable(2)	100%	$3,620,000
1-M9	$3,620,000	Variable(2)	100%	$3,620,000
2-M1	$7,376,000	Variable(2)	100%	$7,376,000
2-M2	$5,823,000	Variable(2)	100%	$5,823,000
2-M3	$1,941,000	Variable(2)	100%	$1,941,000
2-M4	$1,941,000	Variable(2)	100%	$1,941,000
2-M5	$1,941,000	Variable(2)	100%	$1,941,000
2-M6	$2,717,000	Variable(2)	100%	$2,717,000
2-M7	$2,329,000	(3)	100%	$2,329,000
2-M8	$3,882,000	(3)	100%	$3,882,000
3-M1	$4,208,000	Variable(2)	100%	$4,208,000
3-M2	$2,566,000	Variable(2)	100%	$2,566,000

Class	Initial Certificate Principal or Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage	Approximate Amount Purchased by Lehman Brothers Inc.
3-M3	$1,540,000	Variable(2)	100%	$1,540,000
3-M4	$1,232,000	Variable(2)	100%	$1,232,000
3-M5	$1,129,000	Variable(2)	100%	$1,129,000
3-M6	$1,026,000	Variable(2)	100%	$1,026,000
3-M7	$1,026,000	Variable(2)	100%	$1,026,000
3-M8	$1,437,000	Variable(2)	100%	$1,437,000
__________
(1) These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 2-M7 and Class 2-M8 Certificates are principal-only certificates and will not be entitled to any distributions of interest.